Exhibit 5.1
August 9, 2006
Cabot Corporation
Two Seaport Lane
Suite 1300
Boston, MA 02210
Ladies and Gentlemen:
     I am Vice President and General Counsel of Cabot Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 604,700 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, issuable pursuant to the 1999 Equity Incentive Plan and 1996 Equity Incentive Plan of Cabot Corporation (collectively, the “Plans”).
     I have examined (i) the Company’s Restated Certificate of Incorporation and the By-Laws, each as amended to date, the Plans and votes adopted by the Board of Directors of the Company relating to, among other things, the Plans and (ii) originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.
     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance by all necessary corporate action on the part of the Company and, upon delivery thereof and payment therefor in accordance with the relevant Plan and the Registration Statement, will be validly issued, fully paid, and non-assessable.
     This opinion is limited to the original issuance of Shares by the Company.
     I am a member of the Massachusetts Bar and the opinion set forth above is limited in all respects to the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as in effect on the date hereof.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Brian A. Berube
Brian A. Berube
Vice President and General Counsel